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                                                                   Exhibit 10.25

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

      This Amendment No.1 to the Employment Agreement between John Lennon ("Executive") and Pyramid Breweries Inc., a Washington corporation (the "Company") dated effective July 16, 2004 (the "Agreement") is dated and made effective March 29, 2005.

1. Amendment to Paragraph 5(c) of Agreement. Pursuant to paragraph 25 of the Agreement, this Amendment No. 1 is being executed by Executive and the Company for the purpose of amending paragraph 5(c) of the Agreement in its entirety to read as follows, and all other provisions of the Agreement shall remain in full force and effect:

      (c) Stock Awards. Subject to approval by the Company's Compensation Committee, the Executive will be granted stock awards or stock units for up to 350,000 shares of the Company's Common Stock on the following terms:

            (i) Annual Awards. Executive will be granted stock awards or stock units for 35,000 shares on each of January 1, 2006 and the next four anniversaries of that date; provided, however, that if Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, or as a result of Executive's death or Disability (all as defined below), during 2005, Executive will receive the stock award that Executive would have been entitled to receive on January 1, 2006, and during any other year, Executive will receive a prorated portion of the relevant annual award as of the date Executive's employment is terminated;

            (ii) Annual Performance Awards. Executive will be granted stock awards or stock units for an additional 35,000 shares based on the Company's achievement of certain performance goals as follows; provided that if Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, or as a result of Executive's death or Disability (all as defined below), during 2005, Executive will receive the stock award that Executive would have been entitled to receive on January 1, 2006 as if the applicable performance goal had been met, and during any other year, Executive will receive a prorated portion of the relevant annual performance award as set forth below as if the relevant annual performance goal had been reached, prorated to the date Executive's employment is terminated and granted as of the date Executive's employment is terminated:

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                  (A)   On January 1, 2006, if the Company achieves an increase
                  in return on average net equity for the year ending December 31, 2005, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2004;

                  (B) On January 1, 2007, if the Company achieves an increase in return on average net equity for the year ending December 31, 2006, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2005;

                  (C) On January 1, 2008, if the Company achieves an increase in return on average net equity for the year ending December 31, 2007, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2006

                  (D) On January 1, 2009, if the Company achieves an increase in return on average net equity for the year ending December 31, 2008, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2007; and

                  (E) On January 1, 2010, if the Company achieves an increase in return on average net equity for the year ending December 31, 2009, of at least 200 basis points as compared to return on average net equity for the year ending December 31, 2008.

      The awards granted to Executive pursuant to this paragraph 5(c) will be in the form of stock awards, provided that Executive can elect instead to receive an award in the form of stock units by delivering to the Company written notice to that effect no later than the 10th business day prior to the grant date for that award. The stock awards or stock units will be granted either under the Company's 2004 Equity Incentive Plan (the "Plan"), or outside of the Plan, but subject to the terms and conditions of the Plan. The stock awards or stock units will be subject to a forfeiture restriction that will lapse on the first anniversary of their respective grant dates. The stock awards or stock units will be evidenced by award agreements in substantially the form attached hereto as Exhibit A (the "Stock Agreement"), and will be subject to the terms and conditions set forth in the Stock Agreement, the Plan and this agreement. Notwithstanding any contrary provisions of the Plan or any successor incentive plan, no stock award or stock units that have become vested under this agreement shall be subject to forfeiture thereafter. The forfeiture restrictions will lapse on an accelerated basis under certain circumstances in the event of a Company Transaction or Change in Control (both as defined in the Plan) or
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      upon a termination of Executive's employment by the Company without Cause
      (as defined below), by Executive for Good Reason (as defined below) or as a result of Executive's death or Disability. The Company shall use its best efforts to obtain Form S-8 registration with respect to the shares of the Company's Common Stock issuable pursuant to this agreement and to maintain such registration for as long as Executive holds such shares.

2. Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute a single agreement.

      DATED as of the date first written above.

                                        EXECUTIVE:

                                        ----------------------------------------
                                        John Lennon

                                        COMPANY:

                                        PYRAMID BREWERIES INC.

                                        By
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                                          Name:
                                               ---------------------------------
                                          Title:
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